Exhibit 99.1

Questcor Pharmaceuticals, Inc.
June 2, 2005
James L. Fares
President and Chief Executive Officer

PRESENTATION

Unidentified Speaker:

During this presentation except for the disclosed historical information, the officers of Questcor Pharmaceuticals may make forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein.

Factors that may cause such differences include but are not limited to Questcor’s ability to accurately forecast and create the demand for each of its products; the gross margins achieved from the sale of those products; Questcor’s ability to enforce its exchange policy, the accuracy of the prescription data purchased from independent third parties by Questcor; the sell-through by Questcor’s distributors; the expenses and other cash needs for the upcoming period; Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all; Questcor’s need for additional funding; uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks and the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s report on Form 10-K for the calendar year ended December 31, 2004 and other documents filed with the Securities & Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

James Fares — Questcor Pharmaceuticals, Inc. — President & Chief Executive Officer:

Good morning, everyone. This is Jim Fares, President & Chief Executive Officer of Questcor Pharmaceuticals. Thank you for joining us on this webcast. Today, I am speaking to you from Questcor’s offices in Union City, California. We have just concluded the 2005 Annual Meeting of Shareholders at which our shareholders elected the Company’s director nominees to serve for the ensuing year and ratified the selection of Odenberg Ullakko Muranishi & Company as the Company’s independent registered public accounting firm.

With me today, in addition to shareholders, employees and others who attended today’s Annual Meeting, are members of our Board of Directors: Albert Hansen, Neal Bradsher, Howard Palefsky, Jon Saxe and Virgil Thompson. The officers of the Company here today are Steve Cartt, Executive Vice President of Commercial Development, Craig Chambliss, Vice President of Sales & Marketing, Reinhard Koenig, Vice President of Clinical & Product Development, Barbara McKee, Director of Finance & Principal Accounting Officer, and Dave Medeiros, Vice President of Manufacturing.

On today’s webcast I will be discussing the new business strategy we’ve implemented since the first of the year and reviewing our financial results for the quarter. After my prepared remarks I will answer any questions which our Annual Meeting audience may wish to ask.

In a conference call on April 13, 2005, we presented to you our new business strategy. After careful review of the Company’s products and strategy, human and capital resources and areas of therapeutic focus, our decision was to focus exclusively on developing, commercializing and marketing products that treat diseases and disorders of the central nervous system.

The CNS therapeutic area is the most appropriate focus for Questcor, based on our current product portfolio and the expertise of our management team. CNS is a dynamic area of medicine, which holds great opportunity for the development and commercialization of niche products designed to improve patient outcomes. CNS is a large market with worldwide sales of roughly $65 billion per year. It is growing at approximately 20% per year.

We have a highly experienced sales and marketing team, which is now focused on growing our currently marketed neurological product, H.P. Acthar Gel. Acthar gel is a natural source, highly purified preparation of the adrenal corticotropin hormone, specially formulated to provide prolonged release after intramuscular or subcutaneous injection. Acthar is used in a wide variety of conditions, including the treatment of infantile spasm, periodic flares associated with multiple sclerosis and various forms of arthritis. Questcor will focus its medical education and promotional activities with neurologists and select healthcare providers.

While Acthar is used to treat various neurological conditions such as infantile spasm, it has been utilized infrequently for other neurological conditions. Acthar is indicated for use in multiple sclerosis and we have begun various educational efforts in this community. Acthar has recently been added to Medicare for coverage under part D. This coverage allows qualified patients with multiple sclerosis to receive Acthar gel.

Our sales team is now equipped with newly-developed educational materials, and is supported by a medical letter program. This permits us to provide educational scientific data via our medical department directly to interested physicians and healthcare providers.

We are also seeking to expand our core CNS portfolio by licensing, acquiring and co-promoting both currently marketed and development stage products. We intend to accomplish this without further dilution to our common shareholders. We are evaluating divestiture of our non-core assets to help fund these efforts. We are evaluating products in the CNS therapeutic area, which would best meet our goals of providing prescription drugs to improve the lives of patients with CNS disorders and which build long-term value for our shareholders.

To further enhance our CNS portfolio, we have begun the process of building a development pipeline of new products. We have identified potential product candidates and are reviewing the development and funding requirements of each. We are also actively seeking creative partnering concepts which would help to build a robust product portfolio and maximize the productivity of our existing assets.

Our objectives in acquiring and developing new products are to minimize development and marketing risk, emphasize CNS therapeutic products that fit within our commercialization abilities, and initially invest in opportunities that can be funded by current operations or corporate collaborations.

Now I will move to the financial results for Q1 2005. On the earnings call which we conducted May 10, 2005, we discussed Questcor’s financial results for Q1 2005. For specific details regarding the first quarter results, we ask you to refer to the Form 10-Q filed with the SEC on May 16, 2005.

As we indicated on the Earnings Call and in the Form 10-Q, we had strong net product sales of Acthar and we had lower operating expenses which contributed to Questcor achieving net income, before dividends and non-cash deemed dividend related to the Series B Stock, in the first quarter of 2005. We also ended the quarter with a cash position of $8.2 million, and we were able to improve our capital structure by retiring $4 million of convertible debentures in cash in April 2005. This reduction in debt allowed us to avoid dilution to our shareholders.

Our new focus on central nervous system products will enable us to use our limited resources to effectively grow product revenue. We will be able to contain expenses due to our need for a limited number of highly trained sales personnel to effectively promote products to a small number of physician specialists. We will be able to grow Acthar with a small highly specialized sales and marketing organization. We will focus our development programs and licensing efforts in CNS to gain synergy in one therapeutic area.

Over the last several quarters we have had stable revenues, have been operating around breakeven, have reduced expenses, have reduced debt and improved our balance sheet. Our goal going forward will be to have growing product revenues, consistent earnings, eliminate debt and increase shareholder value.

Now I would like to answer any questions which our Annual Meeting audience may have. Please speak clearly and loudly so that I can hear your question. For the benefit of our webcast audience, I will repeat the question before answering, so that the webcast audience is able to hear clearly both the question and response.

May I have the first question please?

QUESTION AND ANSWER

James Fares — Questcor Pharmaceuticals, Inc. — President & Chief Executive Officer

The question is why did we choose to focus in the area of CNS?

There are several reasons that we chose CNS and if you look at a specialty pharmaceutical model, in the past most specialty pharmaceutical companies will focus in one therapeutic area because of limited resources. Unfortunately at Questcor, in the past there were several different therapeutic areas which were very difficult to effectively promote all those products. So what we have decided to do is focus on one core area, which is CNS.

We chose CNS because our largest product and the product that we felt had the most potential was Acthar gel, which is a neurological product. In addition we have an experienced management team in the CNS area. So along with those various conditions we felt that CNS was the area to focus on and we felt we would have the most impact in the marketplace with our limited resources.

The question is have we seen increases in either Nascobal or Acthar?

And I will start with Nascobal since it sort of tailors with the strategy of moving towards CNS, and then I will answer the Acthar question. Nascobal is a product that is not focused merely at CNS. To promote Nascobal effectively you would need to be in several markets, not just in one. So Nascobal sales over the last couple of quarters have been declining at a relatively steady rate of about 10% year-over-year.

With regard to Acthar we have seen some initial growth as we have refocused our sales force. Now it is very preliminary, but just with the refocusing of our sales organization we have seen some slight growth on the prescription side almost right out of the gate. We hope to have further updates for you as we go forward on Acthar and its growth in the future.

The question was is Nascobal increasing or decreasing at a 10% rate?

Historically Nascobal has been decreasing 10% year-over-year for the last several years.

The question is what is the status of the Acthar manufacturing site transfer?

We actually made quite a bit of progress in getting the manufacturing site validated and approved. We are in current negotiations with the agency, the FDA and we hope to have some positive news in the very near future. Any other questions?

Well thank you for listening to today’s — we have one more question.

The question is with your limited resources how do you plan to acquire or develop products with those limited resources?

The answer is we are looking to do this several ways. Number one, with our improved operations we have actually been increasing our cash balance. Number two, we are also looking at divestiture of non-core assets. And with the divestiture of non-core assets that will help fund and help with the acquisition and development of products.

The question is what is happening with our product exchange policy and our relationship with the wholesalers?

We, in the past had a product exchange policy where we gave the wholesalers exchange products in return and we are now moving to a credit memo policy, which essentially gives the wholesalers credit for what they purchase. We are in the process of transitioning our business from one system to the other and it will be about another year or so before we fully change all of our products from one system to the other. So we are well into that process, that transformation, and we will be through that in the very near future within the next year or so.

The question is what is the impact of a lot of Acthar that expires in May of 2005?

And the answer to that is that we don’t anticipate any unintended consequences from a financial view or anything like that. We anticipate typically with Acthar, because it is short dated, that it will have a certain percentage of returns and that we don’t anticipate anything out of the ordinary in terms of returns on a going forward basis for that particular lot.

Well, thank you for listening to today’s webcast, and thank you for your continuing support of Questcor Pharmaceuticals.